To the Board of Directors
Of Nacanco Paketleme Sanayi ve Ticaret A.S.


9 April 1999

     We hereby consent to the incorporation by reference in this Registration Statement (333-70673) on Form S-8 of The Fairchild Corporation of our report dated 12 March 1998 on the audit of the financial statements of Nacanco Paketleme Sanayi ve Ticaret A.S. appearing in The Fairchild Corporation Current Report on Form 8-k dated June 26, 1998 and as incorporated by reference in The Fairchild Corporation Annual Report on Form 10-K for the year ended 30 June 1998.


Regards,


Zeynep Uras, SMMM
Partner